EXHIBIT 10.22
Description of Severance Agreement

On March 13, 2005, AutoZone, Inc. (the “Company”) and William C. Rhodes, III agreed that if Mr. Rhodes’ employment is terminated by the Company without cause, he will receive severance benefits consisting of an amount equal to 2.99 times his then-current base salary. The agreement is not in writing.